EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2026

Contact: Brian Koopman (801) 566-1200	April 23, 2026

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2026, Utah Medical Products, Inc. (Nasdaq: UTMD) attained financial results which were consistent with its previously announced projections for calendar year 2026.  But because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Summary of results.

The following is a summary comparison of 1Q 2026 with 1Q 2025 income statement measures:

Revenues (Sales):	(10.2%)
Gross Profit (GP):	( 4.6%)
Operating Income (OI):	(18.7%)
Net Income (NI):	(14.4%)
Earnings Per Share (EPS):	(11.0%)

Profit margins in 1Q 2026 compared to 1Q 2025 follow:	1Q 2026 (JAN – MAR)	1Q 2025 JAN - MAR
Gross Profit Margin (gross profits/ sales):	60.6%	57.0%
Operating Income Margin (operating income/ sales):	29.4%	32.5%
EBT Margin (profits before income taxes/ sales):	36.5%	39.7%
Net Income Margin (profit after taxes/ sales):	29.9%	31.3%

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Consolidated sales in 1Q 2026 were $987 lower than in 1Q 2025. As expected and previously reported, UTMD did not have any 1Q 2026 sales to its previous largest medical device distributor of blood pressure monitoring kits in China, or to its previous OEM customer, PendoTECH.  The combined sales to those two entities in 1Q 2025 were $857, representing 87% of the lower 1Q 2026 sales. Although overall domestic sales were about the same in both 1Q 2026 and 2025, sales outside the U.S. (OUS) excluding the China distributor were another $176 lower, due to lower Filshie Clip System sales OUS.

Using the same foreign currency exchange (FX) rates for sales not invoiced in USD, i.e. in “constant currency” terms, OUS sales would have been an additional $169 lower because of a weaker USD. FX rates for income statement purposes are transaction-weighted averages.

The average FX rates from the applicable foreign currency to USD during 1Q 2026 and 1Q 2025 follow:

	1Q 2026	1Q 2025	Change
GBP	1.348	1.261	+6.9%
EUR	1.165	1.073	+8.5%
AUD	0.698	0.628	+11.1%
CAD	0.730	0.697	+4.7%

UTMD’s 1Q 2026 GP at $5,282 was $256 lower than 1Q 2025 GP of $5,538. The 4.6% lower GP was less than the 10.2% decline in sales as a result of a more favorable product mix and a yearly one-time adjustment to standard costs which increased inventory value. Historically, sales to UTMD’s largest OUS distributor in China had a significantly lower GP Margin (GPM), GP/Revenues, than UTMD’s average

GPM.  Although manufacturing overhead costs were higher, which should lower the GPM when sales are lower, UTMD continues to effectively manage its variable manufacturing expenses.

Consolidated worldwide (WW) OI, which is GP less Operating Expense (OE), in 1Q 2026 at $2,565 (29.4% of sales) was $588 lower than 1Q 2025 OI of $3,154 (32.5% of sales).  OI was $332 lower in addition to the $256 lower GP, due to $127 higher litigation expenses, $147 higher employee health care costs in U.S. General and Administrative (G&A) expense and $65 higher same foreign currency exchange rate of OUS OE due to a weaker USD.  In the aggregate, the components of WW OE in USD terms were Product Development (R&D) expenses about the same, Sales & Marketing (S&M) expenses $19 higher and G&A expenses $314 higher than in 1Q 2025, respectively.

Income Before Tax (EBT) declined more than the $588 lower OI because net non-operating income (NOI) in 1Q 2026 was just $617 compared to $705 in 1Q 2025. The lower NOI was due to lower interest earned on cash balances. Combining the $588 lower OI with the about $89 lower NOI yielded 1Q 2026 EBT $677 (17.5%) lower than in 1Q 2025. UTMD’s EBT Margin (EBT/sales) was 36.5% in 1Q 2026 compared to 39.7% in 1Q 2025.

UTMD’s consolidated income tax provision rate in 1Q 2026 was 18.2% compared to 21.2% in 1Q 2025. An EBT mix difference among subsidiary sovereignties caused the provision rate difference. The basic corporate income tax rate for the U.S. (including Utah state income tax) is 25.45% and for Ireland on EBT from exports is 12.5%. The lower income tax provision rate offset the 17.5% lower EBT, resulting in 1Q 2026 NI that was 14.4% lower than in 1Q 2025. Fewer outstanding shares as a result of UTMD’s share repurchases further reduced the decline in 1Q 2026 earnings per share (EPS), which is NI/diluted number of outstanding shares, to be just 11.0% lower than in 1Q 2025. During the four calendar quarters following the end of 1Q 2025, UTMD repurchased 96,864 of its shares in the open market. There was no dilution from outstanding employee stock options for purposes of calculating diluted EPS in either 1Q 2026 or 1Q 2025.  In income statement summary, with the top line declining 10.5% in 1Q 2026 compared to 1Q 2025, EPS declined 11.0%.

UTMD’s March 31, 2026 Balance Sheet, in the absence of debt, remained strong. After using $9.5 million in cash during the most recent twelve-month period to make share repurchases, pay stockholder dividends and purchase new equipment, UTMD’s March 31, 2026 cash equivalent balances were $4.1 million higher than at March 31, 2025.  Ending 1Q 2026 cash equivalent balances were about $1.7 million higher than three months earlier at December 31, 2025. Stockholders’ Equity (SE) at $120.4 million improved $1.1 million at the end of 1Q 2026 from three months earlier, despite the fact that dividends and share repurchases reduce SE.

FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2026 and the end of 1Q 2025 follow:

	3-31-26	3-31-25	Change
GBP	1.318	1.289	2.3%
EUR	1.152	1.079	6.7%
AUD	0.685	0.624	9.9%
CAD	0.717	0.695	3.0%

Sales.

Total consolidated 1Q 2026 UTMD sales were $987 (10.2%) lower than in 1Q 2025. Constant currency sales were $1,156 (11.9%) lower. U.S. domestic sales were 0.4% lower, and OUS sales were 23.4% lower.

Domestic sales in 1Q 2026 were almost the same at $5,560 compared to $5,583 in 1Q 2025.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “Filshie device sales”, manufactured by Femcare and distributed in the U.S. by UTMD.

1)Direct medical device sales, representing 61% of total domestic sales, were $503 (12.8%) lower in 1Q 2026 than in 1Q 2025. Sales were lower in all product categories in what was hopefully just an abnormally weak demand quarter.

2)Total domestic OEM sales in 1Q 2026, representing 11% of all domestic sales, were $13 (2.1%) lower than in 1Q 2025, as the final $69 order backlog to PendoTECH was shipped in 1Q 2025.

3)Domestic Filshie device sales, representing 28% of all domestic sales, were $493 (+47.4%) higher in 1Q 2026 compared to 1Q 2025, which appears to be an abnormally high U.S. medical facility demand quarter.

OUS sales in 1Q 2026 were $965 (23.4%) lower at $3,162 compared to $4,127 in 1Q 2025.  Sales to UTMD’s former distributor in China which were $789 in 1Q 2025 (and zero in 1Q 2026), which explains 82% of the $965 lower OUS sales. Although Filshie device sales directly to medical facilities in Ireland and the UK were about the same in both periods, direct Filshie device sales to medical facilities in Canada, France and Australia were $230 lower. OUS foreign currency sales actually benefited $169 from a weaker USD. On a constant currency basis, 1Q 2026 OUS sales were $1,133 (27.5%) lower than in 1Q 2025. OUS sales invoiced in foreign currencies in 1Q 2026 were $2,327, which was 74% of all OUS sales, and 27% of total 1Q 2026 UTMD consolidated sales.  Foreign currency OUS sales in 1Q 2025 were $2,944, which was 71% of all OUS sales and 30% of total 1Q 2025 UTMD consolidated sales.

Gross Profit (GP).

UTMD’s 1Q 2026 GP was $256 (4.6%) lower in 1Q 2026 than in 1Q 2025, driven by 10.2% lower sales. GP results from subtracting the costs of manufacturing products, including direct labor, raw materials and manufacturing overhead (MOH) expenses, from revenues. MOH, which was higher due primarily to cost-of-living adjustments for employees, includes supervision, engineering, quality assurance, outside services, depreciation of manufacturing equipment, purchasing and freight for receiving raw materials from vendors. Higher MOH expense with lower sales decreases the GPM.  Nevertheless, UTMD’s average GPM in 1Q 2026 was 60.6% compared to 57.0% in 1Q 2025. Although the lack of low GPM sales to UTMD’s former China distributor helped to improve the average GPM, the margin increase was further leveraged by an annual standard cost adjustment after the end of 2025, which increased the book value of inventories. As a side note, UTMD in the U.S. distributes Filshie devices direct to U.S. medical facilities, which are manufactured by its Ireland subsidiary. Tariffs paid to the U.S. government on Filshie devices purchased from UTMD’s own subsidiary “off the top” of intercompany sales were $108 higher in 1Q 2026 compared to 1Q 2025. This had the equivalent financial effect of raising UTMD’s federal income tax rate in the U.S., thus lowering consolidated net income and EPS, which does not increase UTMD U.S. stockholder value to be sure.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OI of $2,565 in 1Q 2026 was $588 (18.7%) lower than the $3,154 OI in 1Q 2025. OE is comprised of G&A expenses, S&M expenses and R&D expenses. Consolidated OE were $2,717 in 1Q 2026 (31.1% of sales) compared to $2,385 in 1Q 2025 (24.6% of sales). The substantial $332 increase in 1Q 2026 OE came predominantly from a $314 increase in 1Q 2026 G&A expenses.

Consolidated G&A expenses were $2,044 (23.4% of sales) in 1Q 2026 compared to $1,730 (17.8% of sales) in 1Q 2025. The $314 increase in G&A expenses came from three causes: 1) U.S. G&A employee health care cost, 2) litigation expense, and 3) the effect of a weaker USD when translating foreign currency subsidiary G&A expenses. Net other G&A expenses were slightly lower.

1)UTMD in the U.S. self-insures its health care plan, where costs are typically driven by a small portion of employees when a major claim occurs. U.S. G&A heath care costs were $147 higher in 1Q 2026 than in 1Q 2025.  Although not predictable, UTMD expects the remainder of year 2026 experience should be more like 2025.

2)Although UTMD has now won 15 of 19 court case dismissals, a confluence of litigation deadlines in 1Q 2026 necessitated significant legal work in the remaining few. Although litigation expense in 1Q 2026 was $127 higher than in 1Q 2025, UTMD continues to expect litigation expense for the 2026 year will be less than for the 2025 year. This of course assumes that, as has been the experience so far, no case goes to trial.

3)Constant currency G&A expenses of foreign subsidiaries were $56 higher due to a weaker USD in 1Q 2026 compared to 1Q 2025.  A $29 portion of that $56 was due to translation of identifiable intangible asset (IIA) amortization expense resulting from the 2011 Femcare acquisition, which was completed in 1Q 2026. As a side note, the 1Q 2026 IIA amortization expense, which will be zero in ensuing 2026 quarters, was $458.

S&M expenses were $519 (5.9% of sales) in 1Q 2026 compared to $500 (5.1% of sales) in 1Q 2025.  The change in FX rates increased 1Q 2026 OUS S&M expenses by $9.  The remaining increase was due to increases in S&M salaries. Consequently, more than half of higher S&M expense percentage of sales was due to lower sales.

R&D expenses in 1Q 2026 were $154 (1.8% of sales) compared to $155 (1.6% of sales) in 1Q 2025.  There were no OUS R&D expenses.

Income Before Tax (EBT).

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI. Consolidated 1Q 2026 EBT was $3,181 (36.5% of sales) compared to $3,859 (39.73% of sales) in 1Q 2025. The $677 (17.5%) lower 1Q 2026 EBT compared to 1Q 2025 was the result of $588 lower OI combined with $89 lower NOI. NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. NOI in 1Q 2026 included $106 lower interest income on UTMD’s cash balances.

The EBT of Utah Medical Products, Inc. in the U.S. was $2,825 in 1Q 2026 compared to $3,546 in 1Q 2025. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,164 in 1Q 2026 compared to EUR 1,393 in 1Q 2025. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP (686) in 1Q 2026 compared to GBP (663) in 1Q 2025. The 1Q 2026 EBT of Utah Medical Products Canada, Inc. was CAD (37) compared to CAD 107 in 1Q 2025.  The differences in the U.S. and UK EBT were accentuated by intercompany transfer of litigation expenses which did not affect consolidated results.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2026 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $3,982 compared to $4,652 in 1Q 2025. UTMD’s trailing twelve-month EBITDA as of March 31, 2026 was $16,788.

Net Income (NI).

NI in 1Q 2026 of $2,604 was $438 (14.4%) lower than the NI of $3,041 in 1Q 2025. UTMD’s NI Margin, NI divided by consolidated sales, was 29.9% in 1Q 2026 and 31.3% in 1Q 2025. The smaller  14.4% NI decline compared to 17.5% lower EBT was due to average consolidated income tax provision rates (as a % of EBT) in 1Q 2026 of 18.2% and 21.2% in 1Q 2025.  Although basic corporate income tax rates did not change, the consolidated income tax provision can vary from period-to-period depending on the portion of EBT in sovereignties with differing rates, and a periodic true-up when actual tax returns are filed.

Earnings per share (EPS).

EPS in 1Q 2026 at $0.818 were 11.0% lower than the $0.919 in 1Q 2025.  UTMD’s smaller decline in EPS relative to NI was a result of 125,265 fewer diluted shares used to calculate EPS in 1Q 2026 compared to 1Q 2025. Diluted shares were 3,184,983 in 1Q 2026 compared to 3,310,248 in 1Q 2025.  Outstanding shares were 3,184,025 at the end of 1Q 2026. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares for shares which were repurchased during the quarter. There was no dilution from unexercised employee options in either 1Q 2026 or 1Q 2025 as the average option exercise prices were above the period-ending closing stock prices. The total number of outstanding unexercised employee and outside director options at March 31, 2026 was 121,085 at an average exercise price of $70.66, including shares awarded but not yet vested. This compares to 97,779 unexercised option shares at the end of 1Q 2025 at an average exercise price of $73.77/ share, including shares awarded but not vested.

Outstanding shares at the end of 1Q 2026 were 3,184,025 compared to 3,186,221 at the end of calendar year 2025 and 3,280,889 at the end of 1Q 2025. The difference in outstanding shares at the end of 1Q 2026 compared to the end of 2025 resulted from 2,196 shares repurchased in the open market, with no employee options exercised, during 1Q 2026.

UTMD repurchased 2,196 of its shares at an average price of $58.58 during 1Q 2026. Because of a time-weighted calculation, the full antidilution impact of the 1Q 2026 repurchases won’t be felt until 2Q 2026. There were 54,267 share repurchases in 1Q 2025 at an average price of $59.35. No options were awarded in 1Q 2026 or 1Q 2025. During the rest of 2025 after 1Q 2025, 13,800 option shares were awarded to 40 employees at an exercise price of $58.10. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 1Q 2026 was $61.99, up 11% from the $55.96 closing price three months earlier at the end of 2025. The closing share price at the end of 1Q 2025 was $56.04.

UTMD paid $989 ($0.31/share) in cash dividends to stockholders in 1Q 2026. UTMD paid $1,017 ($0.305/share) in cash dividends to stockholders in 1Q 2025.

Balance Sheet.

At March 31, 2026 compared to three months earlier at the end of 2025, UTMD’s cash and investments increased $1,649 to $87,406, despite use of $129 cash to repurchase shares, pay $989 in stockholder dividends and purchase $130 in additional capital equipment. Compared to a year earlier at March 31, 2025, cash and investments increased $4,081. At March 31, 2026, net Intangible Assets declined $610 to 11.5% of total consolidated assets from 12.2% on December 31, 2025.  The decline in Net Intangible Assets from a year earlier was $1,893.  Inventories increased $787 from the end of 2025, and $75 from a year earlier. Working capital at the end of 1Q 2026 was $1,730 higher than at the end of 2025, and $4,798 higher than at March 31, 2025. UTMD’s current ratio improved to 28.6 at March 31, 2026 from 22.3 at March 31, 2025.  The current ratio at the end of 2025 was 37.6 due to low end-of-year current liabilities. Consolidated Accounts Receivable (net of allowances) increased $115 at March 31, 2026 from the end of 2025, but decreased $307 compared to March 31, 2025 due to lower sales. On a rolling sales quarter basis, the aging of receivables were 37.5 days at the end of 1Q 2026, compared to 35.0 days at the end of 2025 and 36.6 days at the end of March 2025, all well within management targets.

As of March 31, 2026, Stockholders’ Equity (SE) increased $3,325 to $120,373 compared to a year earlier at March 31, 2025, despite a reduction in SE from the $9,218 combination of share repurchases and stockholder cash dividends paid during the last twelve months.  During 1Q 2026, SE increased $1,105 from the end of 2025 while the company paid $989 in dividends and repurchased $129 in stock, which reduced SE.

Financial ratios as of March 31, 2026 which may be of interest to stockholders follow:

1)Current Ratio = 28.6

2)Days in Trade Receivables (based on 1Q 2026 sales activity) = 37.5

3)Average Inventory Turns (based on 1Q 2026 CGS) = 1.7

4)2026 YTD ROE (before dividends) = 8.7%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions and potential trade wars, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31

(in thousands except Earnings Per Share)

	1Q 2026	1Q 2025	Percent Change
Net Sales	$8,722	$9,710	(10.2%)
Gross Profit	5,282	5,538	(4.6%)
Operating Income	2,565	3,154	(18.7%)
Income Before Tax	3,182	3,859	(17.5%)
Net Income	2,604	3,041	(14.4%)
Earnings Per Share	$0.818	$0.919	(11.0%)
Shares Outstanding (diluted)	3,185	3,310

BALANCE SHEET

(in thousands)	(unaudited) MAR 31, 2026	(audited) DEC 31, 2025	(unaudited) MAR 31, 2025
Assets
Cash & Investments	$ 87,406	$ 85,756	$ 83,325
Accounts & Other Receivables, Net	3,636	3,522	3,944
Inventories	8,722	7,935	8,647
Other Current Assets	614	529	483
Total Current Assets	100,378	97,742	96,399
Property & Equipment, Net	9,721	9,908	9,945
Intangible Assets, Net	14,283	14,892	16,175
Total Assets	$124,382	$122,542	$122,519
Liabilities & Stockholders’ Equity
Accounts Payable	1,194	911	914
REPAT Tax Payable	-	-	698
Other Accrued Liabilities	2,311	1,687	2,712
Total Current Liabilities	3,505	2,598	4,324
Deferred Tax Liability – Intangible Assets	-	114	493
Long Term Lease Liability	210	225	269
Deferred Revenue and Income Taxes	294	337	386
Stockholders’ Equity	120,373	119,268	117,047
Total Liabilities & Stockholders’ Equity	$124,382	$122,542	$122,519